EXHIBIT 99

                           PARK ELECTROCHEMICAL CORPORATION
                                         NEWS


Contact:  Adrienne Binenstock                     5 Dakota Drive
           Park Electrochemical Corp.             Lake Success, NY 11042
           (516) 354-4100                         (516) 354-4100



                  PARK ELECTROCHEMICAL ANNOUNCES EXIT OF ITS LARGEST
                                 CUSTOMER FROM PRINTED
                          CIRCUIT BOARD MANUFACTURING BUSINESS

LAKE SUCCESS, New York, March 4, 1998...Park Electrochemical Corp. (NYSE-
PKE) announced it has been informed by its largest customer, Delco Electronics Corporation, that Delco plans to close down its printed circuit board fabrication plant and completely exit the printed circuit board manufacturing business over the next several months. After the plant closure, Delco will purchase all of its printed circuit boards from outside suppliers and Delco will no longer be a customer of Park's. The Company has been Delco's principal supplier of semi-finished multilayer printed circuit board materials for more than ten years. These materials are used by Delco to produce finished bare multilayer printed circuit boards. The Company estimates that, during its most recently completed fiscal year which ended March 1, 1998, sales to Delco Electronics represented 15.7% of the Company's total sales and the net earnings attributable to sales to Delco represented approximately 21% of the Company's total net earnings. The Company plans to aggressively market its unique high technology semi-finished multilayer circuit board material manufacturing capability to leading printed circuit board fabricators, contract assemblers and electronic OEMs in North America. The Company has not previously been able to aggressively market this capability as it has been largely committed to supplying Delco Electronics. Although the Company is not able to quantify the short-term financial impact of the loss of Delco as a customer, the Company expects that its business should return to normal operating levels and ratios within approximately one year as it ramps up its semi-finished circuit board material business with other customers.

Brian E. Shore, Park's President and CEO, said, "Although we are disappointed with Delco's decision to exit the circuit board business, we are excited about the opportunities which have been opened up to us to market our unique semi-finished circuit board material manufacturing capabilities to leading electronics companies in North America. Since Delco's order patterns have been variable in the past, we have been required to reserve and set aside the large majority of our semi-finished circuit board material manufacturing capacity and capability for Delco. Delco's departure from the business will allow us to serve new markets with our advanced capabilities and leading technology for high layer count, very thin dielectric, very fine line and space geometry semi-finished circuit board materials. We have valued our close relationship with Delco over the years and we believe we have very significantly enhanced Delco's business during the course of our relationship. We are looking forward to offering and bringing our unique high technology semi-finished circuit board manufacturing capabilities to a wider array of leading electronics customers in the future."





Certain portions of this press release which do not relate to historical financial information may be deemed to constitute forward looking statements that are subject to various factors which could cause actual results to differ materially from Park's expectations. Such factors include, but are not limited to, general conditions in the electronics industry, Park's competitive position, the status of the Company's relationships with its customers, the Company's ability to ramp up its semi-finished circuit board business with customers other than Delco Electronics, economic conditions in international markets, and the various factors set forth under the caption "Factors That May Affect Future Results" after Item 7 of Park's Annual Report on Form 10-K for the fiscal year ended March 2, 1997.


Park Electrochemical Corp. is a leading designer and producer of advanced electronic materials used to fabricate complex multilayer printed circuit boards and interconnection systems. Park's electronic materials business is operated by its "Nelco" group of companies. Park also manufactures specialty adhesive tapes and advanced composite materials for the electronics, aerospace and industrial markets.

Additional corporate information is available on the World Wide Web at http://www.parkelectro.com.


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